NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE: REE TSX: RES September 13, 2012 Ref: 15 -2012

Rare Element Announces June 30, 2012 Year End and Fourth Quarter Financial Results

Continued progress reported for Bear Lodge REE Property

Lakewood, Colorado - Rare Element Resources Ltd. (NYSE: REE and TSX: RES) announced that its audited consolidated financial statements and Form 10-K for the year ended June 30, 2012 have been filed on www.sedar.com and www.sec.gov.

As to the completion of the fiscal year and financial report filing, Randall J. Scott, President and Chief Executive Officer stated, “This was a year of continued substantial progress for our Bear Lodge Property.  With a planned 15,000 meter calendar year 2012 drill program, and encouraging results to-date, the future of this exceptional project is coming together in a timely way.  We look forward to continuing to meet our goals and milestones as we move toward production and will be keeping our shareholders up to date as we work diligently throughout the remainder of 2012 and into 2013.”

Fourth Quarter Ended June 30, 2012 Financial Highlights:

Please note that financial results published by the Company are all stated in U.S. Dollars.

As an exploration company, we do not report revenues at this time. The net loss for the fourth quarter ended June 30, 2012 totaled $8.6 million or $0.19 per share as compared to a net loss of $7.1 million or $0.16 per share for the same period in 2011. The $1.5 million negative variance in net loss between the periods was due to the following:

•

Increased corporate administrative expenses, excluding stock-based compensation expense, due to a larger number of employees ($1.1 million);

•

Increased exploration spending at the Bear Lodge property ($1.0 million);

•

Write-downs of exploration properties during 2012 ($0.9 million);

•

Increased foreign exchange loss due to the impacts on the Company’s Canadian dollar cash balances related to exchange rate fluctuations in the US dollar on the balance sheet date ($0.5 million);

•

Positive variance in stock-based compensation of $2.1 million due primarily to a lower share price and smaller number of options granted; and

•

Negative variances in non-operating income and expenses amounted to $0.1 million.

Cash and cash equivalents, and short-term investments at June 30, 2012 were $51.6 million compared to $56.0 million as of March 31, 2012. The $4.4 million decrease in cash and cash equivalents was primarily due to exploration, corporate administrative costs, and foreign exchange losses on our Canadian cash balances.

Fiscal Year Ended June 30, 2012 Financial Highlights:

The net loss for the year ended June 30, 2012 totaled $35.0 million or $0.79 per share as compared to a net loss of $16.7 million or $0.43 per share for the same period in 2011. The $18.3 million negative variance in net loss between the periods was due to the following:

•

Increased exploration spending at the Bear Lodge property ($6.7 million);

•

Increased foreign exchange loss due to the impacts on the Company’s Canadian dollar cash balances related to exchange rate fluctuations in the US dollar on the balance sheet dates ($5.7 million);

•

Increased corporate administrative expenses, excluding stock-based compensation expense, due to Bear Lodge Project development related expenditures and due to more employees ($3.3 million);

•

Increased non-cash stock-based compensation expense due primarily an increase in the number of employees and the effects of expensing past grants ($3.3 million);

•

Write-downs of exploration properties during 2012 ($1.9 million);

•

Positive variance in unrealized losses on derivatives due to decreases in the stock price between periods ($2.4 million); and

•

Positive variance in interest income of $0.2 million.

Cash and cash equivalents and short-term investments decreased $20.6 million for the year ended June 30, 2012. The decrease in cash and investments was primarily due to spending for exploration, corporate administrative and Bear Lodge development related costs, and foreign exchange losses on translating our Canadian cash balances to U. S. dollars.

Update on the Bear Lodge REE Project:

Project Development Work

Current development efforts are progressing as planned and focusing on acquiring additional key information in support of our Definitive Feasibility Study, our next major project milestone, which we expect to complete during the third quarter of 2013. The current drilling programs, metallurgical testwork, strategic partner and off-take discussions, and environmental and social impact studies are concentrated on advancing the project and maximizing stakeholder value. We intend to start the formal portion of the Definitive Feasibility Study during the first quarter of 2013.

We expect to submit our revised Plan of Operations to the U.S. Forest Service (USFS) before the end of 2012. This submittal will formally start the Environmental Impact Statement (EIS) assessment for the Project. Our goal is to obtain a favorable Record of Decision (ROD) from the USFS in 2014. The Wyoming mine permit application is expected to be submitted in late 2013 with the goal of receiving our permit to mine by the end of 2014. A Wyoming Industrial Siting Permit application will also be submitted in late 2013.

Drilling

We are on track to complete 15,000 meters of drilling in the 2012 drilling season.  We mobilized three core drill rigs and one reverse circulation drill rig in June 2012 at the Bear Lodge Project. A fourth core rig was added to the project in August 2012. The objectives of the drilling program in 2012 include:  (i) increase the Measured and Indicated resources at the Bull Hill deposit; (ii) upgrade a significant portion of the Whitetail Ridge heavy rare earth enriched resource to the Measured and Indicated categories; and (iii) delineate the zone of HREE-enrichment at the Carbon exploration target.

Results to date from the 2012 drilling program include:

•

Completed development drilling consists of 19 core holes and one reverse circulation (RC) hole at the Bull Hill deposit. Fourteen holes are split and shipped for assay. Assays are received from six drill holes and will be reported in an upcoming news release.  An additional 15 drill holes are planned for the Bull Hill development program.

•

Infill and step-out exploration drilling at the growing Whitetail Ridge heavy rare earth enriched deposit is designed to expand the current resource and upgrade a significant portion to the Measured and Indicated categories.  The planned program includes 35 drill holes. The Whitetail Ridge deposit is enriched in the more critical and valuable heavy rare earth elements (HREEs) relative to the Bull Hill deposit, as described in a press release dated May 7, 2012.

•

Ten core and four reverse circulation drill holes are complete at the Whitetail Ridge resource area, for a total of 12,313 feet. Nine of the holes were shipped for assay, and assays are in hand for five drill holes and will be reported in an upcoming news release.

•

Six drill holes were completed at the Carbon target, for a total of 3,790 feet. The objective is the delineation of a zone of strong HREE-enrichment in FMR dikes and stockwork.

•

Condemnation drilling is complete for the Physical Upgrade (PUG or mineral concentration) plant (9 drill holes) and stockpile/waste facility sites. Condemnation drilling on the stockpile/waste facility site in State Section 16 included results from 18 reverse circulation drill holes, 2 groundwater monitor well drill holes, and 5 geotechnical drill holes.

Supporting exploration activities include our extensive geological mapping, soil and rock chip geochemical surveys, and bulk sampling with large-diameter core for metallurgical testing purposes.

Metallurgy

A coordinated effort of RER geologists and metallurgists provided a selection of eleven sample sites  that exhibit variable mineralogy and are spatially representative of the expanded mine pit foot print. SGS Lakefield is currently conducting confirmatory metallurgical testwork using the current process flowsheet.

Mountain States Research and Development (MSRDI), under the direction of Dr. Roshan Bhappu, is conducting the Heavy Rare Earth Element (HREE) testwork on sample material from the Whitetail Ridge, Carbon and East Taylor areas. Physical upgrading methods have been applied in the first phase of testwork. Based on the preliminary results from this testwork and results from exploration drilling at Whitetail Ridge, and preliminary drilling at Carbon and East Taylor, we will make a determination as to whether to integrate development of one or more of the HREE-enriched areas into the Definitive Feasibility Study (DFS) and permitting timeline for the Bear Lodge REE Project. An affirmative decision to include one or more of these zones in the DFS may provide enhanced project economics.

Testwork is also underway with the Australian Nuclear Science and Technology Organization (ANSTO). The Company’s current strategy is to commence production of a bulk mixed RE carbonate, and if feasible, progress to the separation of the bulk RE concentrate into defined products; samarium, gadolinium and europium (SEG); neodymium-praseodymium (also known as didymium); cerium and lanthanum products using solvent extraction technology. As this separation work advances, we may adjust the product suite to add or further separate additional products. The separation testing and development work will be performed in two phases. The first phase is underway and will identify whether any further purification processing is required for the production of a mixed RE carbonate and how REE separation through solvent extraction can be successfully integrated into the current process. The second phase will identify solvent extraction processes that will chemically achieve the desired separated REE products. Once these tasks are successfully accomplished, the Company plans to continue testing of separation into individual rare earth oxides (REO). The specifications for the individual REO will be determined by customer requirements.

Corporate

The Company has added key additional technical staff, both geological and engineering, at the Sundance, Wyoming project site.  Further, we added Kelli Kast, Esq., as Vice President, General Counsel and Chief Administrative Officer to the management team in July 2012 with 16 years of in-house legal experience in the U.S. mining industry.

In September, we announced a change in our fiscal year end from June 30 to December 31, effective as of December 31, 2012.  This change will better align our financial and year end results to our drill season and budgeting process.  The transition period between the end of the current fiscal year on June 30, 2012 and the end of the new fiscal year on December 31, 2012 will be covered by an Annual Report on Form 10-K, to be filed in accordance with applicable regulations.

The audited financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Cautionary Note to U.S. Investors Concerning Estimates of Measured and Indicated Mineral Resources

This section uses the terms “measured mineral resources” and “indicated mineral resources.” We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Our measured and indicated mineral resources reported in our Form 10-K have been estimated in compliance with definitions set out in NI 43-101.

Rare Element Resources Ltd. (TSX: RES & NYSE Amex: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property located in northeastern Wyoming, USA.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95 percent of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare-earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if green technologies continue to be implemented on a broad scale.

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations (720) 278-2460 ahite@rareelementresources.com, or

Dave Suleski, (720) 278-2460 dsuleski@rareelementresources.com.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends” or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, statements regarding our expectations regarding future mineral resource estimates; our plans, objectives and expectations with respect to the Bear Lodge Project; general industry and macroeconomic growth rates and statements regarding future performance.

Forward-looking statements used in this discussion are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of the Company. Forward-looking statements in this document are not a prediction of future events or circumstances, and those future events or circumstances may not occur. If risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.  Important factors than can cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements include risks associated with commodity prices, exploration results, governmental and environmental regulations, permitting, licensing and approval processes for our operations and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2012, filed with the U.S. Securities and Exchange Commission (“SEC”) as updated by our subsequent filings with the SEC. Given these uncertainties, users of the information included herein, including investors and prospective investors, are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by U.S. and Canadian securities laws.

4